Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com www.americanecology.com

AMERICAN ECOLOGY REPORTS 2005 REVENUE AND OPERATING
INCOME THE HIGHEST IN COMPANY HISTORY

Strong Fourth Quarter Generates 57 Percent Increase in
Operating Income Over Fourth Quarter 2004

BOISE, Idaho February 7, 2006 - American Ecology Corporation [NASDAQ: ECOL] today reported 2005 full year net income of $15.4 million or $0.86 per fully diluted share, compared to $23.4 million in net income or $1.32 per fully diluted share for 2004. 2005 annual operating income reached $19.4 million, a 48 percent increase over the $13.1 million operating income posted in 2004.

For the quarter ending December 31, 2005, net income was $3.1 million or $0.17 per fully diluted share, compared to net income of $3.2 million or $0.18 per fully diluted share for the same quarter a year ago. Operating income for the quarter reached $5.3 million, a 57 percent increase over the $3.4 million posted for the same quarter last year.

“In 2005, American Ecology delivered its strongest financial performance since becoming an independent public company twenty two years ago,” stated Stephen Romano, President and Chief Executive Officer, adding “Our high-volume, low-overhead growth strategy combined with expanded niche service delivery and our organization-wide focus on customer service excellence continues to increase shareholder value.”

Full Year 2005 Results

Revenue for the twelve months ended December 31, 2005 reached a record $79.4 million, up $25.3 million or 47 percent over 2004. In 2005, waste disposed at the Company’s three hazardous waste facilities increased to 791,000 tons, a 35 percent increase over 2004. Higher volume reflected increased waste shipments under the Idaho facility’s long-term contract with the U.S. Army Corps of Engineers, full resumption of treatment services at the Company’s Texas facility, expanded permit capabilities at the Company’s Nevada facility and increased shipments from clean up projects at all three hazardous disposal sites. Revenue also increased at the Company’s low-level radioactive waste facility in Washington due to significant growth in the Company’s non rate-regulated business. In 2005, the average selling price for the Company’s treatment and disposal services increased 3 percent.

Higher revenue was partially offset by higher volume-related direct costs, including higher labor costs, depreciation and disposal cell amortization, waste treatment additive costs and other consumables. Transportation costs more than doubled to $22.3 million in 2005, up from $10.1 million in 2004, as the Company continued to execute its growth strategy based on bundling rail transportation and disposal services.

Selling, general and administrative expenses (SG&A) for 2005 increased 19 percent to $12.5 million from $10.6 million reported in 2004. Over half of this increase reflected higher payroll, employee bonuses, accounting fees, director fees, bank fees and site security costs. 2004 SG&A was positively affected by a reduction in the Company’s allowance for doubtful accounts. This 2004 non-recurring adjustment accounted for much of the remaining increase in SG&A for 2005.

Revenue growth at all four operating disposal facilities produced 2005 operating income of $19.4 million, 48 percent higher than the $13.1 million in operating income posted for 2004. All four operating facilities increased operating income year over year.

Reported 2005 net income was $15.4 million, or $0.86 per fully diluted share, compared to net income of $23.4 million, or $1.32 per fully diluted share for the twelve months ended 2004. 2004 results benefited from a $920,000 one time gain on the sale of the Company’s former Oak Ridge, Tennessee low-level radioactive waste processing business and an $11.3 million release of a valuation allowance for deferred tax assets. 2005 results were positively affected by receipt of an $11.8 million payment from the Central Interstate Low-Level Radioactive Waste Compact, which produced a pre-tax gain of $5.3 million.

At December 31, 2005 the Company reported $19.8 million in cash and investments on hand. Working capital was $32 million at year end, an increase of more than $15 million from the end of 2004, with no borrowings on the Company’s line of credit or any other sources.

Pro-Forma Results

Since 2002 the Company has reported various cash and non-cash events that have materially affected reported net income presented in accordance with Generally Accepted Accounting Principles (GAAP). These events complicate comparisons of GAAP net income and earnings per share (EPS). Management also evaluates pro forma or non-GAAP financial information that excludes certain items from net income. This information should be reviewed in conjunction with GAAP information, and the reconciliation of non-GAAP items to GAAP financial results included at the end of this release.

	2002	2003	2004	2005
Pro-Forma Net Income	$4,781,000	$6,271,000	$8,525,000	$12,466,000
Pro-Forma Diluted EPS	$ 0.30	$ 0.36	$ 0.48	$ 0.69
Year over Year Change in Pro-Forma Diluted EPS	-	20%	33%	44%

Fourth Quarter Results

Revenue for the fourth quarter of 2005 increased to $23.3 million, a $9.8 million or 72 percent increase above the $13.5 million in revenue reported for the same quarter a year ago. This reflected a 42 percent increase in disposal volume and a 12 percent increase in average selling price at the Company’s three hazardous waste facilities over the same quarter last year. Quarterly revenue increased at all four operating disposal sites over the same quarter last year.

While this significant increase in revenue was largely offset by higher transportation costs, labor and waste treatment additive costs, the Company posted a gross profit of $8 million, a 57 percent increase over the fourth quarter of 2004. A $542,000 increase in estimates for closure and post-closure costs at the Company’s formerly operated hazardous waste facility near Winona, Texas partially offset strong performance at its four operating facilities.

SG&A for the fourth quarter increased $1.4 million to $3.5 million, compared to SG&A of $2.1 million in the fourth quarter of 2004. Higher SG&A primarily reflected employee bonuses and sales commissions recognized in the fourth quarter of 2005, and the lack of a reduction in the Company’s allowance for doubtful accounts which (as noted above) benefited 2004 results.

During the quarter, the Company recognized $860,000 of proceeds from business interruption insurance. The Company continues to assert business interruption claims larger than the amount recognized. The claims remain under review by its insurer.

Increased revenue and additional insurance proceeds offset most of the higher costs and increased Winona reserve, allowing the Company to post operating income of $5.3 million, a 57 percent increase over the $3.4 million of operating income posted in the fourth quarter of 2004.

“Fourth quarter results highlight the sustained earning power of American Ecology’s ongoing business irrespective of the delayed Honeywell project” commented Senior Vice President and Chief Financial Officer Jim Baumgardner.

For the fourth quarter, the Company reported after-tax net income of $3.1 million, or $0.17 per fully diluted share, compared to after-tax net income of $3.2 million, or $0.18 per fully diluted share a year ago.

Outlook

The Company reaffirms its 2006 guidance, first provided on December 5, 2005 and calling for the Company to generate net earnings between $0.72 and $0.82 per fully diluted share for 2006. Capital spending in 2006 is expected to reach $12 million, principally for construction of a new waste treatment building at the Nevada facility, new disposal cell permitting and construction of a rail transfer station at the Texas facility, the purchase of fifty additional railcars, and construction of a second waste transload building and additional track to increase waste throughput at the Idaho rail transfer facility.

“American Ecology entered 2006 well poised for continued growth and strong cash flow,” Romano concluded.

Dividend Payment

On January 2, 2006, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on that day. This $2.6 million dividend was paid using cash on hand on January 13, 2006.

Honeywell Project Update

In June 2005, the Company entered into a Contract that commits Honeywell International to provide American Ecology 99 percent of the chromite ore processing residues removed from a site in Jersey City, New Jersey. Total waste volumes at the site have been estimated at approximately one million tons. On October 6, 2005 Honeywell filed a motion with the U.S. District Court for the District of New Jersey (the “Court”) to reduce the amount of material removed from the site by 53 percent. On January 3, 2006 the Court disqualified a Honeywell expert witness and certain attorneys in relation to this motion. This disqualification ruling is under judicial review.

On November 17, 2005, the Company announced that Honeywell had notified it that waste shipments from the main excavation at the Jersey City site would be delayed until March 2006. On December 30, 2005, the Court issued a Stipulation and Order Regarding Barrier Wall Repair and Modified Excavation Schedule setting a new main excavation commencement date of April 3, 2006. The delays are unrelated to American Ecology’s performance under its contract with Honeywell, which remains in full force and effect.

To minimize Honeywell project delay impacts, American Ecology has repositioned railcars and worked with its subcontractors to reduce standby costs. American Ecology will continue to assess Honeywell certain fees for not meeting minimum weekly shipment requirements as specified in the contract unless other arrangements are agreed to. These fees may or may not be sufficient to fully cover costs incurred by the Company prior to resumption of waste shipments.

Investor Conference Call

The Company will host an investor conference call on Wednesday, February 8, 2006 at 10 a.m. mountain time to discuss financial results for the quarter and year. Chief Executive Officer Stephen Romano, Chief Financial Officer James Baumgardner and Controller Michael Gilberg will participate. Those interested are invited to send questions in advance to info@americanecology.com, or by facsimile to (208) 331-7900. Questions will also be invited during the call following presentations. To join the call, dial (866) 261-3296. Participants will be asked to provide their name and affiliation.

About American Ecology

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous industrial waste services to commercial and government customers throughout the United States such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing plants. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services company in the United States, having operated for fifty three years.

Safe Harbor

This press release contains forward-looking statements that are based on our current expectations, beliefs, estimates and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2006 earnings estimates, receive projected waste shipments from Honeywell or other customers, increase earnings through the bundling of transportation and disposal services, collect additional funds on pending insurance claims, or declare or pay future dividends. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

American Ecology Corporation has filed a registration statement on Form S-3 containing information regarding the Company’s common stock and certain shareholders. Investors and security holders are strongly encouraged to read this filing, as well as all of the Company’s current SEC filings.

Non-GAAP financial measures help management and investors analyze the financial condition and operating performance of the Company and facilitate more meaningful period-to-period comparisons of key operating trends. The Non-GAAP data contained in this press release should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles, or GAAP. While management believes these non-GAAP measures are useful to investors, they are not a replacement for GAAP results. Also, the method used by the Company to produce non-GAAP results may materially differ from methods used by other companies, investors or analysts to produce non-GAAP measures. Non-GAAP results presented in this release or the related investor conference call presentation exclude reported tax expense and benefits, non-operating settlement gains or losses, gains or losses associated with the Company's discontinued Tennessee operations, the Company's write off of the Ward Valley, California asset and a gain on settlement with the Central Interstate Compact, and apply a normalized estimated tax rate. A detailed reconciliation of the adjustments between results calculated using GAAP and Non-GAAP in this release is contained in the attached financial summary.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) ($ in 000’s except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Revenue	$23,263	$13,538	$79,387	$54,167
Transportation costs	6,831	2,678	22,302	10,124
Other direct operating costs	8,425	5,762	26,048	20,773

Gross profit	8,007	5,098	31,037	23,270
Selling, general and administrative expenses	3,531	2,136	12,506	10,553
Business interruption insurance claims	(860)	(431)	(901)	(431)
Operating income	5,336	3,393	19,432	13,148

Interest income	222	70	564	203
Interest expense	33	48	173	194
Fire related property impairment and insurance claims	(49)	275	(49)	275
Gain on settlement of Nebraska Litigation	--	--	5,327	--
Other income	5	25	13	99

Income before income tax and discontinued operations	5,481	3,715	25,114	13,531
Income tax expense (benefit)	2,341	458	9,676	(8,832)

Income before discontinued operations	3,140	3,257	15,438	22,363
Gain (loss) from discontinued operations - Oak Ridge Facility	--	(21)	--	1,047

Net income	$3,140	$3,236	$15,438	$23,410

Basic earnings from continuing operations	.18	.19	.88	1.30
Basic earnings (loss) from discontinued operations	--	(.00)	--	.06
Basic earnings per share	$.18	$.19	$.88	$1.36

Diluted earnings from continuing operations	.17	.18	.86	1.26
Diluted earnings (loss) from discontinued operations	--	(.00)	--	.06
Diluted earnings per share	$.17	$.18	$.86	$1.32

Dividends paid per common share	$.15	$.25	$.30	$.25

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited) ($ in 000’s)

	As of December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$3,641	$2,160
Short term investments	16,214	10,967
Receivables, net	13,573	8,963
Insurance receivable	157	1,285
Prepayments and other	3,183	1,469
Income tax receivables	1,248	185
Deferred income taxes	6,714	5,428
Total current assets	44,730	30,457

Property and equipment, net	40,896	27,363
Facility development costs	--	6,478
Other assets	822	462
Deferred income taxes	3,021	12,473
Total assets	$89,469	$77,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term debt	$--	$1,457
Accounts payable	3,665	3,022
Deferred revenue	1,261	724
State burial fees payable	1,454	1,446
Management incentive plan payable	1,272	934
Customer advances	1,535	--
Customer refunds	1,062	2,512
Accrued liabilities	1,337	725
Accrued closure and post closure obligation, current portion	1,127	2,323
Total current liabilities	12,713	13,143

Long term debt	--	2,734
Long term customer advances	1,752	--
Long term accrued liabilities	485	441
Accrued closure and post closure obligation, excluding current portion	10,560	9,304
Total liabilities	25,510	25,622

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, 1,000,000 shares authorized,
Common stock, $.01 par value, 50,000,000 authorized, 17,742,420 and 17,398,494 shares issued and outstanding	177	174
Additional paid-in capital	53,213	51,015
Retained earnings	10,569	422
Total shareholders’ equity	63,959	51,611

Total Liabilities and Shareholders’ Equity	$89,469	$77,233

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) ($ in 000’s)

	For the Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$15,438	$23,410
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation, amortization, and accretion	6,775	5,957
Income from discontinued operations	--	(1,047)
(Gain) loss on disposal of property and equipment and on property claim, net	49	(204)
Income tax benefit on exercise of stock options	767	634
Loss on write off of Ward Valley facility development costs	--	--
Gain on settlement of Nebraska Litigation	(5,327)	--
Deferred income taxes	7,103	(9,800)
Stock compensation	180	--
Changes in assets and liabilities:
Receivables	(4,610)	3,633
Other assets	(2,138)	(605)
Closure and post closure obligation	(1,018)	(526)
Income taxes payable/receivable	--	--
Accounts payable and accrued liabilities	4,019	2,884
Net cash provided by operating activities	21,238	24,336

Cash flows from investing activities:
Capital expenditures	(19,426)	(4,984)
Proceeds from the sale of assets	1,339	383
Proceeds from the settlement of Nebraska Litigation	11,805	--
Transfers between cash and short term investments, net	(5,247)	(10,967)
Net cash used by investing activities	(11,529)	(15,568)

Cash flows from financing activities:
Dividends paid	(5,291)	(4,345)
Payments of indebtedness	(4,191)	(1,484)
Warrants purchased and canceled	--	(5,500)
Stock purchased and canceled	--	--
Retirement of Series D Preferred Stock	--	--
Stock options and warrants exercised	1,254	1,061
Net cash used by financing activities	(8,228)	(10,268)

Increase (decrease) in cash and cash equivalents	1,481	(1,500)
Net cash used by discontinued operations	--	(3,014)
Cash and cash equivalents at beginning of year	2,160	6,674
Cash and cash equivalents at end of year	$3,641	$2,160

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest expense	$173	$194
Income taxes paid	1,806	335
Non-cash investing and financing activities:
Acquisition of equipment with notes/capital leases	--	--
Impairment of assets involved in July 1, 2004 fire	--	679
Recognition of insurance proceeds for assets involved in July 1, 2004 fire	--	854

AMERICAN ECOLOGY CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(Unaudited) ($ in 000’s except per share amounts)

	For the Year Ended December 31,
	2002	2003	2004	2005
Reported GAAP Net Income	18,771	(8,592)	23,410	15,438

Addback:
Loss from Discontinued Operations	10,464	-	-	-
Write Off Ward Valley	-	20,951	-	-
Tax Expense	-	72	-	9,676

Subtract:
Cumulative Effect of Change of Acctg Prin.	(13,141)	-	-	-
Tax Benefits	(8,505)	-	(8,832)	-
Gain from Discontinued Operations	-	(2,477)	(1,047)	-
Gain on NE Settlement	-	-	-	(5,327)

Pro-Forma Pre-Tax Income	7,589	9,954	13,531	19,787

Pro Forma Tax Expense at 37%	(2,808)	(3,683)	(5,006)	(7,321)

Pro Forma Net Income	4,781	6,271	8,525	12,466

Pro Forma Basic After-Tax EPS	0.33	0.38	0.49	0.71
Pro Forma Diluted After-Tax EPS	0.30	0.36	0.48	0.69